GLOBAL CONCEPTS SECOND QUARTER REVENUE EXCEEDS $15 MILLION

MONTCLAIR, N.J., July 20, 2005. Global Concepts (OTCBB: GCCP) announced today that second quarter revenue for 2005 exceeded $15,000,000 and we will be profitable for the quarter.

Ed Rodriguez, Global's now chairman and CEO explained: "We are very proud of the $15,000,000 million dollars in profitable revenue we will show for the second quarter. What should make it dramatic and exciting to a shareholder or anyone else interested in our company, is our sales growth pattern over the last four quarters----- almost zero, five million, 10 million, and now 15 million plus. Global is real, its viable, its profitable, and its growing.

About:

Global Concepts, Ltd (GCCP) is a publicly traded company whose major subsidiary Compagnie Logistic Transport Automobile, S.A. (CLTA) prepares thousands of new cars for delivery for Peugeot and Citroen, and has 60 car-carriers doing actual deliveries throughout Europe. One of CLTA's divisions, TransCuisinier moves containerized freight throughout France, at night, for all the major international airfreight forwarders including UPS, FEDEX and DHL.

In the U.S., GCCP has two divisions. J & J Marketing has designed a line of skin treatment creams that contain no chemical additives or preservatives, for use by both men and women. It's marketed under the brand name Savage Beauty. The other AMD has designed a low-cost home-testing kit for AIDS.

For further information, visit www.rascals.net or contact Ed Rodriguez at 973-233-1233.

The information in this Press Release includes certain "forward-looking" statements within the meaning of the Safe Harbor provisions of Federal Securities Laws. Investors are cautioned that such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will provide to be correct. Factors that could cause results to differ include, but are not limited to successful performances of internal plans, the impact of competitors, and general economic risks and uncertainties.